G:\TREASURY\NSAR\Core\09-06\Item 77H 9-30-06.doc
SUB-ITEM 77H:  Changes in Control of Registrant

The following persons acquired control of the registrant as a result of ongoing purchase and redemption transactions: Sterling Trust Co. Custodian for Plumbers Local Union No. 93 was a control person in the year 2002 until it transferred ownership of its shares to MCB Trust Services Custodian for Plumbers Local Union No. 93 (MCB) during 2003. MCB is currently a control person (see below). State Street Bank and Trust FBO Parental Savings Trust Fund was a control person in the year 2005 and until ownership of shares was transferred to MAC & Co. on April 3, 2006 (see below).

At September 30, 2006, the following persons owned more than 25% of the outstanding shares of the registrant:


                                             % of Voting
                                          Securities owned
Control Person                               at 9/30/06
---------------------------------- ----- --------------------
MCB Trust Services Custodian FBO                 31.98
  Plumbers Local Union No. 93

MAC & Co.
                                                 30.37